TRANSOCEAN PARTNERS LLC

ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2015)

1.Purpose. The principal purpose of the Transocean Partners LLC Annual Incentive Plan (the “Plan”) is to advance the interests of Transocean Partners LLC (the “Company”) and its Affiliates by providing for annual incentive compensation for certain employees of the Company and/or its Affiliates who are designated as participants in the Plan in the manner hereinafter provided, so as to attract and retain such individuals, make their compensation competitive with other opportunities and provide them with an incentive to strive to achieve the Company’s financial and other business objectives.

2.Definitions. Unless the context otherwise clearly requires, the following definitions are applicable to the Plan:

“Affiliate” means, with respect to the Company, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company, including, without limitation, any Subsidiary. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.
“Award” means an incentive compensation award payable in cash granted to a Participant with respect to a particular Performance Period pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
“Board” means the board of directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Board or a committee of the Board as may be designated by the Board to administer this Plan in whole or in part.
“Employee” means an executive or other key employee of the Company or its Affiliates.
“Participant” means an Employee who is selected by the Committee to participate in the Plan.
“Performance Period” means the calendar year, the Company’s fiscal year or such other period designated by the Committee.
“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“U.S. Person” means any Participant whose compensation under the Plan is subject to taxation in the United States.
3.Eligibility. The Committee shall select the Employees who will be Participants for each Performance Period. No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Performance Period, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Performance Period, to be selected as a Participant in any subsequent Performance Period.

4.Plan Administration. The Plan shall be administered by the Committee. All decisions of the Committee shall be binding and conclusive on the Participants, their heirs, successors, and personal representatives. The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

(a)To select the Participants;
(b)To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;
(c)To decide any questions arising as to the interpretation or application of any provision of the Plan;
(d)To prescribe forms and procedures to be followed by Employees for participation in the Plan, or for other occurrences in the administration of the Plan;
(e)To establish the terms and conditions of any agreement under which an Award may be earned and paid; and
(f)In addition to all other powers granted herein, the Committee shall make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

No member of the Committee shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

5.	Awards.
(a)Awards to Participants will be based on such terms, conditions and methods as the Committee shall determine, including use of a bonus pool, percentage of base pay or other criteria.

(b)During the first quarter of a Performance Period, the Committee shall determine the performance criteria with respect to which an Award under the Plan is payable. The performance criteria may contain such objective and subjective criteria as determined by the Committee and may differ from Participant to Participant. An Award will be paid only if the relevant performance criteria have been achieved during the course of the Performance Period. At the end of the Performance Period, the Committee, in its sole discretion, will determine the amount of an Award payable to any Participant based upon the relevant performance criteria.

6.Payment of Awards.
(a)Form of Payment. Payment of Awards shall be made in cash and may be subject to such restrictions as the Committee shall determine. A Participant must remain employed by the Company or an Affiliate through the date of payment of an Award in order to be eligible to receive payment of an Award.

(b)Date of Payment. Subject to Section 13, payment of Awards shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period.

(c)Termination of Employment During a Performance Period. If a Participant’s employment with the Company and its Affiliates terminates prior to the date of payment of an Award for a completed Performance Period, such Award shall be forfeited immediately upon the date of the Participant’s termination of employment unless otherwise provided in (i) a written Award or agreement between a Participant and the Company or an Affiliate, (ii) the Transocean Partners LLC Executive Severance Policy, as in effect from time to time, or (iii) another policy or plan of the Company or an Affiliate.

7.Assignability. Unless otherwise determined by the Committee, no right or benefit under this Plan shall be assignable or otherwise transferable, other than pursuant to a marital settlement agreement or similar domestic relations agreement, decree or order, or by will or the laws of descent and distribution. Any attempted assignment of a right or benefit under this Plan in violation of this Section 7 shall be null and void.

8.Tax Withholding. The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

9.No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, its Subsidiaries or any Affiliate. Furthermore, the Company, its Subsidiaries and/or an Affiliate may at any time dismiss a Participant from employment or service free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or written Award or other agreement between any such entity and the Participant.

10.Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate this Plan at any time, provided, however, that no termination or amendment shall adversely affect any rights of benefits previously granted to any Participant without the consent of such Participant.

11.Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.

12.Recoupment Provisions. Awards under the Plan shall be subject to any applicable clawback, recoupment or recovery provision pursuant to Company policy or required by applicable law, including United States federal and state securities laws or by any national securities exchange on which the equity of the Company is listed or any applicable regulatory requirement, or as set forth in any individual written agreement.

13.Special Provisions Applicable to U.S. Persons.
(a)Generally. Notwithstanding anything in this Plan to the contrary, the provisions of this Section 13 shall apply to any U.S. Person.

(b)Interpretation. Awards made under this Plan to a U.S. Person are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(c)Date of Payment to a U.S. Person. Notwithstanding the provisions of Section 6(b) of the Plan, payment of Awards to a U.S. Person shall be made on March 15 of the year after the end of the Performance Period.

(d)Specified Employees. If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A‑1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

Attested to by the Secretary of Transocean Partners LLC as adopted by the Board of Directors effective as of the 1st day of January, 2015.

/s/ Raoul F. Dias
Secretary